EXHIBIT 11

                                 August 23, 2002

The Trustees of
USAllianz Variable Insurance Products Trust
55 Greens Farms Road
Westport, Connecticut 06881

       Re: USAllianz Variable Insurance Products Trust
           Shares to be Issued Pursuant to Agreement and Plan of Reorganization


Ladies and Gentlemen:

                  We have acted as outside counsel to USAllianz Variable Insurance Products Trust, a Delaware business trust (the "VIP Trust"), in connection with its authorization and proposed issuance of common shares, of the following three series of its shares: USAZ Van Kampen Aggressive Growth Fund, USAZ Van Kampen Emerging Growth Fund, and USAZ Templeton Developed Markets Fund (the "Shares," and each an "Acquiring Fund"). The Shares are to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement"), by and between the VIP Trust, on behalf of the each Acquiring Fund and the VIP Trust, on behalf of each of the USAZ Strategic Growth Fund, AZOA Growth Fund, and AZOA Global Opportunities Fund (each an "Acquired Fund"), the form of which Agreement is included as Exhibit 4 to the registration statement of the VIP Trust on Form N-14 relating to the transactions contemplated by the Agreement, which has been filed with the Securities and Exchange Commission (the "Registration Statement").

                  In rendering the opinions hereinafter expressed, we have reviewed the business trust proceedings taken by the VIP Trust in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such business trust records of the VIP Trust, certificates of public officials and of responsible officers of the VIP Trust, and other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deem proper on certificates of public officials and of responsible officers of the VIP Trust. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals; that all signatures are genuine; and that prior to the consummation of the transactions contemplated thereby, the Agreement will have been duly and validly executed and delivered on behalf of each of the parties thereto in substantially the form included in the Registration Statement.

                  Based on the foregoing, it is my opinion that:

                  1. The VIP Trust is validly existing as a business trust in good standing under the laws of the State of Delaware.

                  2. The Shares, when issued and delivered by the series of the VIP Trust described above pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

                  In rendering the foregoing opinions (a) we express no opinion as to the laws of any jurisdiction other than the State of Delaware; and (b) we have assumed, with your concurrence, that the conditions to closing set forth in the Agreement will have been satisfied.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration .

                                           Very truly yours,

                                           Dorsey & Whitney LLP